FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES RECORD THIRD QUARTER SALES
• Net Sales of $554.6 Million
• Income from Operations of $55.6 Million
• Net Earnings of $36.4 Million
• Diluted Earnings Per Share of $0.74

MANHATTAN BEACH, CA. – October 27, 2010 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the third quarter ended September 30, 2010.

Net sales for the third quarter of 2010 were $554.6 million, compared to $405.4 million in the third quarter of 2009, an increase of 36.8 percent, and income from operations was $55.6 million, compared to $32.4 million in the third quarter of 2009, an increase of 71.3 percent. Net earnings for the quarter were $36.4 million versus net earnings of $24.5 million in the third quarter of 2009. Net earnings per diluted share were $0.74 on 49.2 million diluted shares outstanding, versus net earnings per diluted share of $0.52 on 47.1 million diluted shares outstanding for the third quarter of 2009.

“Our third quarter net sales of over $550 million represent a new quarterly record and come on the heels of record sales for the first and second quarters. The continued demand for our diverse product offering resulted in growth across our domestic and international wholesale and retail channels,” began David Weinberg, chief operating officer and chief financial officer. “While the demand for our product remains high and we continue to experience growth in many categories, including toning, several accounts over-booked for back to school and cancelled orders, resulting in more inventory than initially planned. We expect to strategically work through this newer inventory at reasonable margins over the next six months or so.”

Mr. Weinberg added: “We continued to see strong results in operating income, net earnings and earnings per diluted share for the quarter, and our combined net sales over the first nine months exceeded total net sales for 2009, which is a result of our continued dedication to developing and growing new footwear categories, and then delivering innovative and fresh products, which are supported by comprehensive marketing campaigns worldwide.”

Gross profit for the third quarter of 2010 was $252.7 million, compared to $183.7 million in the third quarter of 2009. Gross margin was 45.6 percent for the third quarter of 2010, compared to 45.3 percent in the third quarter of 2009. Gross profit for the first nine months of 2010 was $727.7 million, or 46.9 percent of net sales, versus $431.8 million, or 41.2 percent of net sales, in the first nine months of 2009.

For the nine months ended September 30, 2010, net sales were $1.552 billion compared to net sales of $1.048 billion in the first nine months of 2009. Net earnings for the first nine months of 2010 were $132.9 million, compared to net earnings of $26.8 million in the first nine months of 2009. Net earnings per diluted share in the first nine months of 2010 were $2.71 per share on 49.0 million diluted shares outstanding, versus $0.57 per share on 46.6 million diluted shares outstanding for the same period last year.

Robert Greenberg, SKECHERS chief executive officer, commented: “We just finished our biggest sales quarter in the Company’s 18-year history, and our best back-to-school season. Our kids’ business continued to grow strongly, supported by commercials featuring our well-known cast of animated characters, and we continued to dominate the toning category with a 55 percent share of the U.S. market, according to SportsOneSource in September. The growth we experienced in the toning category also came at a time when sales in this segment are not as robust as they are during other times of the year. The enthusiasm for our recently launched lines has spread around the world, where we experienced double digit improvements in many key countries, which we believe are still poised for growth. We are supporting our product and growth with more print, outdoor and TV, including campaigns featuring football legend Joe Montana, basketball great Karl Malone, fitness celebrity Denise Austin, and ‘Dancing with the Stars’ co-host Brooke Burke. Our marketing has never been more exciting, and we have so much more coming down the line. In addition, we continue to make significant strides in product development for men, women and kids, and are excited about the delivery of fresh styles and our new lines for Holiday 2010 and Spring 2011. We are in a very strong position in the market with a steady buzz from consumers, the media and our retail partners. We have had accounts in our showrooms over the past week and a half and are pleased with their reaction to our new offerings. It has been a record first nine months this year, and we look forward to a great year-end for 2010 and new challenges and records in 2011.”

“SKECHERS’ sales continue to be strong and consistent across our wholesale and retail businesses in the United States and overseas with margins in line with our business model and our product offering the best it has ever been,” Mr. Weinberg added. “We are now evaluating our expense structure to ensure our expenditures will be in line with the current sales trend. Based on our double-digit backlogs, strong sell-throughs and positive comps in our retail stores, along with a cash position of approximately $248 million, we believe our momentum will continue.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the recent global economic slowdown and financial crisis; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2009 and the Company’s Form 10-Q for the quarter ended June 30, 2010. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the Company cannot predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$248,828	$265,675
Short-term investments	—	30,000
Trade accounts receivable, net	286,085	219,924
Other receivables	4,497	12,177

Total receivables	290,582	232,101
Inventories	326,651	224,050
Prepaid expenses and other current assets	46,987	28,233
Deferred tax assets	8,950	8,950

Total current assets	921,998	789,009
Property and equipment, at cost less accumulated	268,642	171,667
depreciation and amortization
Intangible assets, less applicable amortization	7,762	9,011
Deferred tax assets	13,678	13,660
Other assets, at cost	18,196	12,205

TOTAL ASSETS	$1,230,276	$995,552

LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$2,329	$2,006
Current installments of long-term borrowings	15,767	529
Accounts payable	231,533	196,163
Accrued expenses	22,206	31,843

Total current liabilities	271,835	230,541
Long-term borrowings, excluding current installments	15,802	15,641

Total liabilities	287,637	246,182
Equity:
Skechers U.S.A., Inc. equity	907,842	745,922
Noncontrolling interests	34,797	3,448

Total equity	942,639	749,370

TOTAL LIABILITIES AND EQUITY	$1,230,276	$995,552

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended September 30,
	September 30,
	2010	2009	2010	2009
Net sales	$554,626	$405,374	$1,552,249	$1,047,820
Cost of sales	301,975	221,648	824,535	616,062

Gross profit	252,651	183,726	727,714	431,758
Royalty income	1,888	418	3,148	1,022

	254,539	184,144	730,862	432,780

Operating expenses:
Selling	59,516	41,245	146,262	97,568
General and administrative	139,455	110,454	389,241	304,340

	198,971	151,699	535,503	401,908

Income from operations	55,568	32,445	195,359	30,872
Other income (expense):
Interest, net	484	(665)	1,515	(332)
Other, net	(3,143)	2,176	(1,323)	2,203

	(2,659)	1,511	192	1,871

Earnings before income taxes	52,909	33,956	195,551	32,743
Income tax expense	16,330	10,175	62,532	8,236

Net income	36,579	23,781	133,019	24,507
Less: Net income (loss) attributable to noncontrolling	201	(679)	108	(2,246)
interest

Net earnings attributable to Skechers U.S.A., Inc.	$36,378	$24,460	$132,911	$26,753

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.76	$0.53	$2.81	$0.58

Diluted	$0.74	$0.52	$2.71	$0.57

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	47,586	46,405	47,268	46,304

Diluted	49,176	47,095	49,017	46,649